Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE THIRD QUARTER 2009
COCONUT GROVE, FLORIDA, November 12, 2009 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and nine-month periods ended September 30, 2009.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our third quarter operating income improved significantly over the prior year as a result of our disciplined focus on cost management, combined with improving top-line trends at our radio station group. While our results were impacted by the economic recession and industry-wide weak advertising market, we continue to execute our strategy and deliver valuable, market-leading audiences across our multi-media footprint. We remain focused on expanding Mega TV’s national reach, strengthening our content and increasing our online presence among Hispanic audiences. Looking ahead, our sales teams are working aggressively to convert our solid audience shares into revenues and we are beginning to see some signs of improvement in the environment in many of our markets. As the economy begins to recover and advertising spending increases, we believe we are well positioned to benefit from the improved operating leverage in our model.”
Quarter Results
For the quarter ended September 30, 2009, consolidated net revenue totaled $38.6 million compared to $41.3 million for the same prior year period, resulting in a decrease of $2.7 million or 6%. This consolidated decrease was mainly attributable to the decrease in our radio segment net revenue of $1.9 million or 5%. Our radio segment net revenue decreased due to lower local and barter sales caused mainly by the decline in economic conditions. The decrease in local sales occurred in all of our markets, with the exception of our San Francisco market. The decrease in barter sales occurred in all of our markets, with the exception of our New York and Miami markets. Our television segment net revenue decreased $0.8 million or 17%, primarily due to a decrease in barter sales and local spot sales.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $13.9 million compared to $8.0 million for the same prior year period, representing an increase of $5.9 million or 74%. This increase was primarily attributed to the decreases in station operating expenses of $8.2 million and corporate expenses of $0.4 million, offset by a decrease in net revenue of $2.7 million. Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $12.3 million compared to $4.0 million for the same prior year period. The increase in operating income was mainly due to decreases in our operating expenses and corporate expenses, offset by a decrease in our net revenue. Also contributing to the increase in operating income was the decrease in our impairment of FCC broadcasting licenses and restructuring costs of $2.2 million. Please refer to the Impairment of FCC Broadcasting Licenses and Restructuring Costs sections for detailed discussions.
Income before income taxes totaled $6.5 million compared to $1.9 million for the same prior year period.

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Nine-month Results
For the nine-months ended September 30, 2009, consolidated net revenue totaled $103.4 million compared to $122.8 million for the same prior year period, resulting in a decrease of $19.4 million or 16%. This consolidated decrease was mainly attributable to the decrease in our radio segment net revenue of $18.5 million or 17%. Our radio segment net revenue decreased due to lower local, national and barter sales caused mainly by the decline in economic conditions. The decrease in local, national and barter sales occurred in all of our markets. Our television segment net revenue decreased $0.9 million or 7%, primarily due to a decrease in barter sales and local spot sales.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $27.5 million compared to $15.0 million for the same prior year period, representing an increase of $12.5 million or 83%. This increase was primarily attributed to the decreases in station operating expenses of $29.5 million and corporate expenses of $2.4 million, offset by a decrease in net revenue of $19.4 million. Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $12.1 million compared to an operating loss of $(388.0) million for the same prior year period. The increase in operating income was mainly due to the decrease in impairment of FCC broadcasting licenses and restructuring costs of $398.5 million. Also contributing to the increase in operating income were the decreases in our operating expenses and corporate expenses, offset by a decrease in our net revenue. Please refer to the Impairment of FCC Broadcasting Licenses and Restructuring Costs sections for detailed discussions.
Loss before income taxes totaled $(4.3) million compared to $(398.6) million for the same prior year period.
Impairment of FCC Broadcasting Licenses
For the nine-months ended September 30, 2009, we recorded a non-cash impairment loss of approximately $10.1 million that reduced the carrying values of our FCC broadcasting licenses in our Chicago and San Francisco markets as a result of our impairment testing of our indefinite-lived intangible assets and goodwill. The impairment loss was due to changes in estimates and assumptions which were primarily: (a) lower industry advertising revenue growth projections in our respective markets, and (b) lower industry profit margins.
Restructuring Costs
As a result of the continued deterioration of the economy and the decrease in the demand for advertising, we began to implement a restructuring plan in the third quarter of fiscal year 2008 to reduce expenses throughout the Company. We have incurred restructuring costs totaling $3.0 million to date, which include $0.6 million for the nine-months ended September 30, 2009, related to the termination of various programming contracts and personnel. In addition, we will continue to review further cost-cutting measures, as we continue to evaluate the scope and duration of the current economic slowdown and its impact on our operations and financial position.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

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This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.
(Financial Table Follows)

Contacts:

Analysts and Investors Joseph A. García Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary (305) 441-6901	Analysts, Investors or Media Chris Plunkett Brainerd Communicators, Inc. (212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and nine-month periods ended September 30, 2009 and 2008.

	Three-Months Ended Sept. 30,		Nine-Months Ended Sept. 30,
Amounts in thousands	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net revenue	$38,582	41,253	$103,428	122,866
Station operating expenses	22,366	30,577	68,430	97,907
Corporate expenses	2,372	2,707	7,545	9,972
Depreciation and amortization	1,574	1,792	4,737	4,596
Gain on the disposal of assets, net	(14)	(5)	(29)	(10)

Impairment of FCC broadcasting licenses and restructuring costs	—	2,199	10,686	398,451

Operating income (loss)	12,284	3,983	12,059	(388,050)
Interest expense, net	(6,723)	(5,686)	(19,841)	(16,085)
Changes in fair value of derivative instrument	958	3,585	3,448	3,585
Other income, net	—	—	1	1,928

Income (loss) before income taxes	6,519	1,882	(4,333)	(398,622)
Income tax expense (benefit)	1,976	2,325	1,611	(98,207)

Net income (loss)	4,543	(443)	(5,944)	(300,415)

Dividends on Series B preferred stock	(2,482)	(2,417)	(7,446)	(7,251)

Net income (loss) applicable to common stockholders	$2,061	(2,860)	$(13,390)	(307,666)

Net income (loss) per common share:
Basic and Diluted	$0.03	(0.04)	$(0.18)	(4.25)

Weighted average common shares outstanding:
Basic	72,515	72,418	72,507	72,409

Diluted	72,555	72,418	72,507	72,409

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Non-GAAP Financial Measures
Included below are tables that reconcile the three- and nine-month ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Three-Months Ended September 30,		%
(Amounts in millions)	2009	2008	Change

Operating Income	$12.3	4.0
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring costs	—	2.2
add back: Depreciation & amortization	1.6	1.8

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs	$13.9	8.0	74%

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Nine-Months Ended September 30,		%
(Amounts in millions)	2009	2008	Change

Operating Income (Loss)	$12.1	(388.1)
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring costs	10.7	398.5
add back: Depreciation & amortization	4.7	4.6

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs	$27.5	15.0	83%

Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

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Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended				Nine-Months Ended
	September 30,		Change		September 30,		Change
	2009	2008	$	%	2009	2008	$	%

Net revenue:
Radio	$34,558	36,411	(1,853)	(5%)	$91,923	110,445	(18,522)	(17%)
Television	4,024	4,842	(818)	(17%)	11,505	12,421	(916)	(7%)

Consolidated	$38,582	41,253	(2,671)	(6%)	$103,428	122,866	(19,438)	(16%)

Operating income before depreciation and amortization, (gain) loss on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs:
Radio	$17,178	13,394	3,784	28%	$40,593	35,406	5,187	15%
Television	(962)	(2,718)	1,756	(65%)	(5,595)	(10,447)	4,852	(46%)
Corporate	(2,372)	(2,707)	335	(12%)	(7,545)	(9,972)	2,427	(24%)

Consolidated	$13,844	7,969	5,875	74%	$27,453	14,987	12,466	83%

Depreciation and amortization:
Radio	$781	817	(36)	(4%)	$2,374	2,397	(23)	(1%)
Television	556	578	(22)	(4%)	1,646	1,022	624	61%
Corporate	237	397	(160)	(40%)	717	1,177	(460)	(39%)

Consolidated	$1,574	1,792	(218)	(12%)	$4,737	4,596	141	3%

(Gain) loss on the disposal of assets, net:
Radio	$(6)	(5)	(1)	20%	$(26)	(10)	(16)	160%
Television	—	—	—	0%	19	—	19	100%
Corporate	(8)	—	(8)	100%	(22)	—	(22)	100%

Consolidated	$(14)	(5)	(9)	180%	$(29)	(10)	(19)	190%

Impairment of FCC broadcasting licenses and restructuring costs:
Radio	$—	2,191	(2,191)	(100%)	$10,614	381,606	(370,992)	(97%)
Television	—	8	(8)	(100%)	24	16,845	(16,821)	(100%)
Corporate	—	—	—	0%	48	—	48	100%

Consolidated	$—	2,199	(2,199)	(100%)	$10,686	398,451	(387,765)	(97%)

Operating income (loss):
Radio	$16,403	10,391	6,012	58%	$27,631	(348,587)	376,218	(108%)
Television	(1,518)	(3,304)	1,786	(54%)	(7,284)	(28,314)	21,030	(74%)
Corporate	(2,601)	(3,104)	503	(16%)	(8,288)	(11,149)	2,861	(26%)

Consolidated	$12,284	3,983	8,301	208%	$12,059	(388,050)	400,109	(103%)

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Selected Unaudited Balance Sheet Information and Other Data:

As of September 30,
(Amounts in thousands)	2009

Cash and cash equivalents	$45,768

Total assets	$486,862

Senior secured credit revolver due 2010	$15,000
Senior secured credit facility term loan due 2012	310,375
Other debt	7,163

Total debt	$332,538

Series B preferred stock	$92,349

Total stockholders’ deficit	$(46,582)

Total capitalization	$378,305

	For the Nine-Months Ended September 30,
(Amounts in thousands)	2009	2008

Capital expenditures	$815	15,591

Cash paid for income taxes, net	$29	22